CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N‑1A Nos. 2-88816 and 811-3940) of our reports dated January 28, 2016 on the financial statements and financial highlights of Dreyfus U.S. Equity Fund, Global Stock Fund, International Stock Fund, Dreyfus Select Managers Small Cap Value Fund and Dreyfus MLP Fund (five of the series comprising Strategic Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended November 30, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 24, 2016